EXHIBIT 99.1

FOR RELEASE ON NOVEMBER 11, 2005

Media Contact:	Nancy Mace Jackson
800.715.9435 x117
njackson@freebairn.com

IR Contact:	Greg Ton
800.813.9046
greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. REPORTS FY06 SECOND QUARTER

REVENUE AND EARNINGS

Revenue up 10.7% for quarter, Operating Income up 31.8%

ATLANTA—November 11, 2005—Firearms Training Systems, Inc. (OTC: FATS) today reported earnings for the second quarter of its fiscal year ending March 31, 2006.

Revenue for the second quarter was $22.7 million versus $20.5 million for the same period of the previous year. Operating income for the second quarter was $2.9 million versus $2.2 million for the second quarter of its 2005 fiscal year. Second quarter net income applicable to common stockholders was $1.1 million, or $0.01 per diluted share, compared with a net loss of ($0.6 million), or ($0.01) per diluted share, for the same period of the previous year.

Year-to-date revenue was $39.2 million versus $38.8 million for the same period of the previous year. Operating income for year-to-date was $3.5 million versus $4.2 million for the same period in fiscal 2005. This change is primarily the result of higher investments in research and development. Year-to-date net income applicable to common stockholders improved by $2.0 million to $1.1 million, or $0.01 per diluted share, compared with a net loss of ($0.9 million), or ($0.01) per diluted share, for the same period of fiscal 2005. This improvement reflects lower debt costs and the elimination of mandatory preferred stock dividends associated with our prior Series B Preferred Stock.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are very pleased to report a good second quarter. Revenues increased 10.7%, operating income improved 31.8% and our net income improved $1.7 million. We received $25.4 million in bookings and our backlog going into the third quarter is $53.6 million, an increase of $7.0 million versus the same period last year. The benefits of building strategic relationships with our existing customers can be seen in the amount of orders we received during the quarter. We continue to invest additional funds in research and development and believe these technological investments will drive our long-term success.”

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FATS SECOND QUARTER /2

FATS, Inc., a subsidiary of Firearms Training Systems, Inc. (OTC: FATS), is a leading technology company providing fully-integrated, simulated training to professional military and law enforcement personnel. Utilizing quality engineered simulated weapons, FATS’ state-of-the-art virtual training solutions offer judgmental, tactical and combined arms experiences. The company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Netherlands and United Kingdom. The ISO-certified company celebrated its 20th anniversary in 2004. Visit www.fatsinc.com to learn more.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except for per share amounts)

	THREE MONTHS ENDED September 30,		SIX MONTHS ENDED September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenue	$22,700	$20,475	$39,239	$38,840
Cost of revenue	15,104	13,764	25,976	25,630

Gross margin	7,596	6,711	13,263	13,210

Operating expenses:
Selling, general and administrative	3,696	3,805	7,411	7,255
Research and development	995	724	2,398	1,742

Total operating expenses	4,691	4,529	9,809	8,997

Operating income	2,905	2,182	3,454	4,213

Other income (expense), net
Interest expense on debt	(921)	(1,611)	(1,823)	(3,012)
Dividends on mandatorily redeemable preferred stock	—	(781)	—	(1,543)
Other, net	(181)	(315)	55	(399)

Total other income (expense)	(1,102)	(2,707)	(1,768)	(4,954)

Income (loss) before provision (benefit) for income taxes	1,803	(525)	1,686	(741)
Provision (benefit) for income taxes	719	71	593	194

Net income (loss)	$1,084	$(596)	$1,093	$(935)

Income (loss) per share
Basic income (loss) per share	$0.01	$(0.01)	$0.01	$(0.01)

Diluted income (loss) per share	$0.01	$(0.01)	$0.01	$(0.01)

Weighted average common shares outstanding – basic	75,953	70,265	75,953	70,265

Weighted average common shares outstanding – diluted	79,892	70,265	80,366	70,265

FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares authorized, issued and outstanding and per share value)

	September 30, 2005	March 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$772	$6,456
Restricted cash	3,010	3,209
Accounts receivable, net of allowance of $350	18,244	14,707
Costs and estimated earnings in excess of billings on incomplete contracts	7,952	9,937
Unbilled receivables	361	543
Inventories	11,175	12,565
Income taxes receivable	12	98
Deferred income taxes	385	412
Prepaid expenses and other current assets	2,578	1,813

Total current assets	44,489	49,740

Property and equipment, net	2,055	2,051

Other noncurrent assets:
Deferred income taxes	1,017	989
Intangible assets, net	1,182	1,305

Total assets	$48,743	$54,085

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Long-term debt due within one year	$2,552	$4,584
Accounts payable	3,023	5,328
Accrued liabilities	4,904	6,760
Accrued interest	258	294
Income taxes payable	956	1,442
Billings in excess of cost and estimated earnings on incomplete contracts	4,196	3,000
Deferred revenue	1,586	3,200
Contract cost reserve	636	639
Warranty cost reserve	609	283

Total current liabilities	18,720	25,530

Long-term debt	25,187	24,469

Other noncurrent liabilities	490	562

Total liabilities	44,397	50,561

Commitments and contingencies
Preferred stock, 3,500 shares authorized; 3,203 shares issued and outstanding; liquidation value of $11,038 and $10,506 per share	32,028	32,028

Stockholders’ deficit:
Class A common stock, $0.000006 par value; 100 million shares authorized, 75,966,170 and 75,945,337 shares issued and outstanding	—	—
Additional paid-in capital	127,988	127,980
Stock warrants	—	—
Accumulated deficit	(156,501)	(157,593)
Accumulated other comprehensive income	831	1,109

Total stockholders’ deficit	(27,682)	(28,504)

Total liabilities and stockholders’ deficit	$48,743	$54,085

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